Exhibit 99.2

NEWMARKET CORPORATION DECLARES QUARTERLY DIVIDEND

Richmond, VA, April 23, 2009 -The Board of Directors of NewMarket Corporation (NYSE:NEU) declared a quarterly dividend in the amount of 25 cents per share on the common stock of the Corporation. The dividend is payable July 1, 2009 to NewMarket shareholders of record at the close of business on June 15, 2009. This represents an increase of 5 cents per share over the previously paid dividend.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: changes in the demand for our products; increases in product cost and our ability to increase prices; timing of sales orders; gain or loss of significant customers; competition from other manufacturers and resellers; resolution of environmental liabilities; significant changes in new product introduction; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; our ability to complete construction and obtain permanent long term financing of the office building for MeadWestvaco Corporation within budget and in a timely manner; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2008 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com